TBS International Limited Announces a New Program to Modernize and Expand Its Multi-Purpose Tweendecker Fleet

HAMILTON, BERMUDA, Feb 28, 2007 (MARKET WIRE via COMTEX News Network) -- TBS International Limited (NASDAQ: TBSI) announced today that it has entered into agreements with China Communications Construction Company Ltd. ("CCCC") and Nantong Yahua Shipbuilding Co., Ltd. ("Nantong Yahua") (CCCC and Nantong Yahua together the "Seller") to build a newly designed class of larger Multi-Purpose Tweendeck vessel in China. The Seller will build six vessels for TBS, 34,000 dwt at 10.9 meter scantling draught (30,000 dwt at 10.0 meter design draught) each at a contract purchase price of US$35.42 million per vessel. These vessels will have box-shaped holds, open hatches and fully-retractable hydraulic tweendecks. Each ship will be geared with 35 and 40 tonne cranes and will have a modern fuel-efficient engine that is expected to enable the vessel to operate effectively at 15 knots. The projected delivery dates will be two vessels in 2009 and four vessels in 2010.

The agreements are subject to receipt of satisfactory bank financing for both TBS and the Seller. TBS is in discussion with The Royal Bank of Scotland with respect to financing and has received indications that the bank is prepared to support TBS in this program, subject to negotiation of satisfactory commitment letters and customary agreements.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: "This program to build a new larger Class of Multi-Purpose Tweendeck vessels is a significant milestone in the TBS business plan to modernize and expand our Tweendecker Fleet. These ships were designed by a TBS team drawn from all phases of our operations specifically to optimize our efficient cargo transportation in our trade lanes, support the requirements of our loyal customer base and enhance the growth of our business. We are particularly pleased that we are able to build these six ships in conjunction with CCCC and Nantong Yahua Shipyard.

"Our long-term strategic business plan for our liner and parcel cargo service network is to build additional Multi-Purpose Tweendeckers. We expect the benefits of having these larger sister ships added to our fleet to include increased operational flexibility and improved efficiency, which should enable us to better service our clients.

"The Company's liner and parcel services, most particularly the TBS Pacific Liner and Latin America Liner Services, transport high-value project cargo, general cargo and steel parcels in one direction and bulk raw materials on the return voyage. With the tweendecks in place, the floor space of the ship doubles and substantially increases its capacity to safely transport these high-value cargoes. On the return voyage, the tweendecks fully retract and the ship functions as a Handysize Bulk Carrier.

"We believe that TBS currently has one of the largest privately owned fleets of general cargo Tweendeckers in the 17,000 dwt and larger size range. Our core Tweendecker Fleet consists of 18 Multi-Purpose ships ranging in size from 17,324 dwt to 28,843 dwt.

"Although the average age of our core Tweendecker Fleet is about 21 years, we believe it to be one of the more modern private general cargo fleets in our size-range. Very few general cargo tweendeck vessels in the 20,000+ dwt size range have been built in the last twenty years."

Mr. Royce continued: "As an additional phase of our program to expand and modernize our core Tweendecker Fleet, TBS purchased, sold and leased-back on 7-year bareboat charters with purchase option, the 29,516 dwt M/V Seminole Princess (built in 1997) and the 29,458 dwt M/V Laguna Belle (built in 1996), each of which will be retrofitted with retractable tweendecks in 3 holds. TBS also recently purchased the 28,843 dwt M/V Blu Mistral II (built in 1989) scheduled to be delivered to TBS in late March 2007 (to be renamed the 'Nanticoke Belle'), that has retractable tweendecks in 2 holds.

"Upon delivery, we plan to assign the new 34,000 dwt Vessels to the TBS Pacific Liner and Latin America Liner Services. This will enable us to re-assign our smaller 17,324 dwt to 19,777 dwt Tweendeckers to support the development and growth of new businesses and new Liner Services with emerging nations (such as our new West Africa Service) that have less-developed port facilities and support infrastructures."

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Middle-East and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the availability to us and to the Seller of satisfactory financing, the Seller's ability to complete and deliver the vessels on the anticipated schedule and the ability of both parties to satisfy the conditions in the shipbuilding agreements. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com
SOURCE: TBS International Limited